FORM 8-K
ITEM 9. Regulation FD Disclosure.
SIGNATURE

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction	(Commission	(IRS Employer

of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.	Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on April 26, 2001 as follows:

CLIFFS ANNOUNCES TRINIDAD PLANT STARTUP

      CLEVELAND, OHIO — April 26, 2001 — Cleveland-Cliffs Inc (NYSE:CLF) announced today the successful startup of its 82-percent-owned Cliffs and Associates Limited (CAL) hot briquetted iron (HBI) plant in Trinidad and Tobago. The Company also announced the successful completion of steel plant trials using CircalTM briquettes from the CAL plant.

      The Company said the plant is presently operating at budgeted rates and has produced about 30,000 tons of CircalTM briquettes since the plant startup on March 8. A performance test of a new discharge system was successful and the plant has actually demonstrated the ability to exceed design production levels, the Company said.

      The CAL facility, the first of its kind, uses the Lurgi Metallurgie Circored® process. Lurgi Metallurgie GmbH owns 18 percent of CAL. The plant is designed to produce 500,000 tonnes annually of high quality briquettes for sale to steel companies. CAL is expected to produce about 250,000 tonnes in 2001

      John S. Brinzo, Cliffs chairman and chief executive officer, said, “This is truly an exciting day for Cliffs and the employees of CAL. Our journey with this new technology project has been long and difficult, but thanks to the great efforts of the combined Cliffs-Lurgi-CAL team and dedicated group of suppliers, we are on the road to making CAL a success.”

      William R. Calfee, Cliffs executive vice president-commercial, said, “Our vision for fines-based HBI is not diminished. Growth in the steel industry will continue to be in the electric arc furnace (EAF) mini-mill sector, which will require high quality raw material to produce higher-value products. In addition, as the integrated steel producers balance their iron making needs, we envision many of them adding CircalTM to their blast furnaces to substantially increase the hot metal productivity.”

      Cliffs also announced the successful conclusion of the first ever EAF steel plant trials of CircalTM briquettes.

      The trials were conducted at the North Star Steel plant in Beaumont, Texas and at the North Star/BHP Steel plant in Delta, Ohio, with most of the material used in the Beaumont plant. Approximately 1300 tons of the product was used in about 50 heats, with CircalTM briquettes accounting for between 2 to 20 percent of the total metallics charge.

      Steel mill operators, in an assessment of the trials, characterized the CircalTM briquettes as “user friendly,” i.e., easy to handle from point of receipt to the melt shop, easily charged and melted without difficulty. Final steel specifications were met in all cases.

      North Star officials said that in addition to CircalTM’s good handling characteristics, the product’s very high iron, low phosphorus and low gangue content were important to the success of the trials.

      Stephen Gardiner, general manager of the Beaumont plant, said that CircalTM can add value to North Star’s melt shop operation and fit well with the Company’s plans for providing its steel customers with the most consistent, highest quality array of products possible.

      Expansion of the CAL operation will be evaluated when the plant demonstrates the capability to operate at its design rate for a sustained period of time and there is evidence of market expansion. The Trinidad site can accommodate an expansion to at least 2.5 million tons. The facility currently employs approximately 85 people.

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant.

      This news release contains predictive statements that are intended to be made as “forward looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

      Actual results may differ materially from such statements for a variety of factors; such as equipment failures, operating difficulties, inability to sustain production and lack of certain supplies, such as nitrogen gas.

      Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2000 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available on Cliffs’ web site. The information contained in this document speaks as of the date of the news release and may be superceded by subsequent events.

SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ C. B. BEZIK

Name: C. B. Bezik
Title: Senior Vice President –Finance

Dated: April 27, 2001

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